UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2021

Seven Hills Realty Trust

(Exact name of registrant as specified in its charter)

maryland	001-34383	20-4649929
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

(Address of principal executive offices, including zip code)

(617) 332-9530
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of Beneficial Interest	SEVN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “Company”, “we”, “us”, and “our” refer to Seven Hills Realty Trust and certain of its subsidiaries, unless the context indicates otherwise.

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2021, Seven Hills BH Lender LLC, or Borrower, our wholly owned subsidiary, entered into a facility loan program agreement and security agreement, or the Loan Program Agreement, with BMO Harris Bank N.A., as administrative agent for the lenders named as party to the Loan Program Agreement thereto from time to time, or Lenders, for an uncommitted credit facility in the maximum principal amount of $100 million, or the Facility. Loans issued under the Facility may be used to fund new mortgage loan originations and/or fund future funding obligations under existing and new mortgage loans pursuant to separate facility loan agreements, a form of which is attached as an exhibit to the Loan Program Agreement, or the Facility Loan Agreements. Loans issued under the Facility will be coterminus with the pledged mortgage loan investments, are not subject to margin calls and allow for up to an 80% advance rate, subject to certain loan to cost and loan to value limits. Interest on advancements under the Facility will be calculated at the Secured Overnight Financing Rate plus a premium.

In connection with the Loan Program Agreement, we have agreed to guarantee certain of the obligations of Borrower under the Loan Program Agreement and the Facility Loan Agreements pursuant to a limited guaranty from us to and for the benefit of the administrative agent for itself and such other Lenders, or the Guaranty. Specifically, the Guaranty requires us to guarantee 25% of the then current outstanding principal balance of the facility loans and 100% of losses or the entire indebtedness in the event of certain bad acts as well as any costs and expenses of the administrative agent or Lenders related to the Loan Program Agreement. In addition, the Guaranty contains customary financial covenants that require us to maintain a minimum tangible net worth and a minimum cash liquidity and satisfy a total indebtedness to stockholders’ equity ratio.

The Loan Program Agreement and Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types.

BMO Harris Bank N.A. and/or its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these engagements.

The foregoing descriptions of the Loan Program Agreement and the Guaranty are not complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Facility Loan Program Agreement and Security Agreement, dated November 9, 2021, by and between Seven Hills BH Lender LLC and BMO Harris Bank N.A.
10.2	Guaranty, dated November 9, 2021, by Seven Hills Realty Trust, to and for the benefit of BMO Harris Bank N.A.
104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN HILLS REALTY TRUST

By:	/s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer and Treasurer

Date:  November 11, 2021